1245 “Q” Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION
ACQUIRES THE ASSETS OF GERIATRIC HEALTH SYSTEMS, LLC

LINCOLN, Nebraska (September 19, 2005) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced the purchase of substantially all of the assets of Geriatric Health Systems, LLC (GHS), a healthcare survey research and analytics firm specializing in measuring health status, health risk and member satisfaction for health plans in the United States. Terms of the acquisition were not disclosed.

        Commenting on the acquisition, Michael D. Hays, chief executive officer of National Research Corporation, said, “GHS is the ideal platform for NRC’s entry into the commercial health plan market, which represents a market equal in size to the provider market in which we currently derive the majority of our revenues. Given GHS’s 20-year history, its client base represents the best and the largest health plans across the country. GHS’s portfolio of products and services are on the cutting edge and are a perfect match with the NRC recurring revenue business model.”

        Peter Yedidia, president and founder of GHS, LLC, said, “NRC’s depth in marketing and sales, combined with its past investment in infrastructure, provides the ideal home for GHS. This combination will result in enhanced services for our current clients as well as expansion of our client base to an even greater number of health plans.”

        Pat Beans, chief financial officer of National Research Corporation, added, “The acquisition fits perfectly with our established capabilities and opens a large new market for the Company. The acquisition is anticipated to be slightly accretive to 2005 earnings.”

        Founded in 1985, GHS, a California-based LLC, is a leader in the development and administration of proprietary surveys for insurance risk stratification, patient outcomes and member satisfaction for over 60 Medicare Advantage and commercial health plans in 40 states.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis, tracking services and improvement services to the healthcare industry. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically experience and health status, of their patients and/or members. The Company has been at the forefront of the industry in developing tools that enable healthcare organizations to obtain performance measurement information necessary to improve their business practices.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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